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                                                                    EXHIBIT 99.1

                   [CONCENTRA MANAGED CARE, INC. LETTERHEAD]

                                                           FOR IMMEDIATE RELEASE

Contact:  Joseph F. Pesce
          Chief Financial Officer
          (617) 367-2163, EXT. 5101


                CONCENTRA MANAGED CARE, INC. NAMES THOMAS TO NEW POST

     BOSTON, MASSACHUSETTS, (January 28, 1998) - Daniel J. Thomas, president of Concentra Health Services, a division of Concentra Managed Care, Inc., (Nasdaq/NM:CCMC), has been named to the new position of president and chief operating officer of Concentra Managed Care, Inc., according to Donald J. Larson, the company's chairman and CEO.

     As president and COO, Thomas will have day to day responsibilities for the entire operations of the company, including the company's Health Services and Managed Care Services divisions: FOCUS Healthcare, Inc., Prompt Associates and First Notice Systems.. He has been president of Concentra Health Services, the division that operates occupational healthcare centers across the country. Prior to August 1997, Thomas was president and COO of OccuSystems, the company that merged with CRA Managed Care to become Concentra at that time.

     "In the 10 months since the merger as announced, Dan has demonstrated outstanding leadership in bringing our two companies together," says Larson. "He has gained the respect of everyone who has worded with him. His commitment to Concentra has been demonstrated on a daily basis and his vision for the future is consistent with mine. I look forward to working with him to leverage our core competencies in workers' compensation and grow the group health and auto components of our business."

     Thomas and his family will relocate to Boston from Dallas to assume his new responsibilities.

     Concentra Managed Care is the nation's first fully integrated managed care company focused on auto and workers' compensation cost containment. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. The Company has 123 field case management offices, with approximately 1,350 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 83 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 252 physicians located in 140 centers in 37 markets in 20 states.